Exhibit 10.32

ZERO NOX, INC.

1343 S. Main St.

Porterville, CA 93257

559-560-8013

January 17, 2023

Dear Jake:

The Board of Directors (“Board”) for Zero Nox, Inc. (the “Company”) is pleased to present the following offer for your promotion to be the Chief Technology Officer (“CTO”) for the Company to begin February 1, 2023 and go through August 1, 2024 on the terms described below.

1.Position. The Company wishes to have you become its Chief Technology Officer and member of the Executive Management Team. You will continue to report directly to the President.  You will be expected to perform the usual duties and responsibilities expected of a CTO, including but not limited to overseeing all design, research, development, and engineering projects of the Company.  You are expected to build out your team to help accomplish the tasks required of your position, and to leverage excellent people skills, work ethic and business acumen to promote the vision and growth of the company and to support the technological day-to-day requirements of the Company.  You will also be expected to participate in board meetings, executive management meetings, and senior leadership meetings throughout the year, and to actively assist the Company in preparing to go public via a SPAC during 2023.
2.Compensation and Employee Benefits. Your compensation for 2023 will be based on the following:
●	Base salary of $180K, which will be increased to $235K once the Company goes public.
●	Additional Project-Based Bonuses will be paid upon completing new electrification projects (a project is considered completed once the Company has completed our internal verification and the pilot project has been delivered to the partner for their verification) for Jospong, Kubota, LS Tractor, and others that may arise and are agreed to in writing as follows:
o	Sr Leadership Team Bonus (previously granted): $5k Bonus/Project
o	CTO Bonus (previously granted): Additional $5k Bonus/Project
o	So that there is no ambiguity as to what counts as a new electrification project, there must be confirmation in writing by either the CEO or President of the Company in order for a project to qualify for this bonus.

●	Additional $10k Bonuses (which is inclusive of, not in addition to, any other Bonuses, such as a Sr. Leadership Team Bonus) once the first Tuatara vehicle with ZEPP is sold, and/or once the first mobile microgrid (which includes a trailer, ESS, TECS, and charging infrastructure) is sold.

In addition, as a regular employee of the Company you are eligible to participate in a number of Company-sponsored benefits, which are described in the employee handbook.  All stock options previously granted also continue to vest as set forth under their respective agreement(s).

3.Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase an additional 15000 shares of the Company’s common stock. This option would be in addition to any options or shares previously granted.  The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 33 1/3% of the option shares on the 12-month anniversary of your vesting commencement date, another 33 1/3% of the option shares will vest on the 24-month anniversary of your vesting commencement date and the final 33 1/3% of the option shares will vest on the 36-month anniversary of your vesting commencement date, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted (which for these purposes is currently $10/share), as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.
4.Proprietary Information and Invention Assignment Agreement. Like all Company employees, you are reminded that, as a condition of your employment with the Company, you were required to sign the Company’s standard Proprietary Information and Invention Assignment Agreement.
5.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
6.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
8.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date this letter and return them to me. This offer, if not accepted, will expire at the close of business on 1/31/2023.

Very truly yours,

ZERO NOX, INC.

By:	/s/ Vonn R. Christenson
Name:	Vonn R. Christenson
Title:	CEO

ACCEPTED AND AGREED:

JACOB GOTBERG
(PRINT EMPLOYEE NAME)

/s/ Jacob Gotberg
(Signature)

January 19, 2022
Date